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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                           SCHEDULE 14C INFORMATION
  INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934


Check the appropriate box:
[ ]  Preliminary Information Statement
[X]  Definitive Information Statement


                              LITHIA MOTORS, INC.
               (Name of Registrant as Specified In Its Charter)
             (Name of Person(s) Filing the Information Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14c-g and 0-11
     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     4)   Proposed maximum aggregate value of transaction:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

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


                              LITHIA MOTORS, INC.
                             360 E. JACKSON STREET
                          MEDFORD, OREGON  97501-5289

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 14, 1998

To the Shareholders of Lithia Motors, Inc.:

I am pleased to invite you to the Annual Meeting of Shareholders of LITHIA MOTORS, INC., which will be held at the Rogue Valley Country Club, 2660 Hillcrest Road, Medford, Oregon 97504, on Thursday, May 14, 1998, at 4:00 p.m., Pacific Daylight Savings Time. I would like the opportunity to meet you personally, introduce you to our management team and Directors, and answer any questions you may have.


                              Very truly yours,

                              LITHIA MOTORS, INC.



                              SIDNEY B. DeBOER
                              CHAIRMAN OF THE BOARD,
                              CHIEF EXECUTIVE OFFICER AND SECRETARY

                              LITHIA MOTORS, INC.

                          ----------------------------

                             INFORMATION STATEMENT

GENERAL

This Information Statement is being sent to Shareholders of Lithia Motors, Inc. (the "Company") in connection with the annual meeting of shareholders to be held on May 14, 1998 for the following purposes:

     1.   To elect directors of the Company for the ensuing year (Proposal
          No. 1);
     2. To approve an amendment to the Company's 1996 Stock Incentive Plan to increase the number of shares of the Company's Common Stock that may be issued thereunder by 415,000 shares to a total of 1,085,000 shares (Proposal No. 2);
     3. To approve the Company's 1998 Employee Stock Purchase Plan (Proposal No. 3); and
     4. To consider and act on such other matters as may properly come before the meeting.

Only shareholders of record as of March 31, 1998 are entitled to notice of and to vote at this meeting.

VOTING AT THE MEETING

Class A and Class B Common Stock constitute the only classes of securities entitled to notice of and to vote at the meeting. As of the record date, there were 2,925,550 shares of Class A Common Stock and 4,110,000 shares of Class B Common Stock outstanding and entitled to vote.

Each share of Class A Common Stock is entitled to one vote per share and each share of Class B Common Stock outstanding is entitled to ten votes at the Annual Meeting. If a quorum is present at the Annual Meeting (i) the five nominees for election as directors who receive the greatest number of votes cast for the election of directors shall be elected directors, (ii) Proposal No. 2 (to approve an amendment to the Lithia Motors, Inc. 1996 Stock Incentive Plan) will be approved if it receives the affirmative vote of the holders of at least a majority of the votes casted of the Common Stock represented at the meeting and (iii) Proposal No. 3 (to approve the 1998 Lithia Motors, Inc. Employee Stock Purchase Plan) will be approved if it receives the affirmative vote of the holders of at least a majority of the votes casted of the Common Stock represented at the meeting.

Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will have an effect on the outcome. Shareholders are not entitled to cumulate votes for directors. Since the voting control of the Company is held by Sidney DeBoer, the Company's Chairman of the Board, Chief Executive Officer and Secretary, the Company is not soliciting proxies in order to avoid the expense of doing so.

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.

                    BUSINESS TO BE CONDUCTED AT THE MEETING

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

The Company's Bylaws provide for not less than two and not more than seven directors. The Board of Directors has currently established the number of directors at five. Directors are elected by the shareholders at the Company's annual meeting and serve until the next annual meeting or until their successors are elected and qualified. The Board of Directors has nominated the following persons to serve as directors for the ensuing year:


NAME                         AGE            HAS BEEN A DIRECTOR SINCE
----                         ---            -------------------------
Sidney B. DeBoer              54                     1968
M. L. Dick Heimann            54                     1970
Thomas Becker                 46                     1997
R. Bradford Gray              46                     1997
William J. Young              55                     1997

SIDNEY B. DEBOER. Mr. DeBoer has served as the Chairman, Chief Executive Officer and Secretary of the Company since 1968. He also is a member of various automobile industry organizations, including the President's Club of the National Automobile Dealers Association, Oregon Auto Dealers Association, Medford New Car Dealers Association, Chrysler Dealer Council, Toyota Dealer Council and Honda Dealer Council.

M.L. DICK HEIMANN. Mr. Heimann has served as the Chief Operating Officer and Director of the Company since 1970 and was appointed President in 1997. Prior to joining the Company, he served as a district manager of Chrysler Corporation from 1967 to 1970. He is a member of various automobile industry organizations including the Oregon Auto Dealers Association, the Jeep Dealer Council and the Medford New Car Dealers Association, for which he has previously served as president. Mr. Heimann is a graduate of University of Colorado with a Bachelor of Science degree in Biology and Languages.

R. BRADFORD GRAY. Mr. Gray has served as Executive Vice President of the Company since 1996 and became a Director of the Company in 1996. From 1981 to 1995, he served in various capacities with the Company, including as General Manager of the Company's Grants Pass (1991-1995) and Lithia Dodge (1989-1991) dealerships. Since 1975, Mr. Gray has held various positions in the automobile sales industry, including sales representative, sales manager and general manager.

THOMAS BECKER. Mr. Becker became a Director of the Company on March 1, 1997. Mr. Becker is the Executive Director of Pacific Retirement Services, Inc. and Rogue Valley Manor in Medford, Oregon. Pacific Retirement Services, Inc. is the parent corporation of: Trinity Terrace, Ft. Worth, Texas; Cascade Manor, Eugene, Oregon; University Retirement Community at Davis, Davis, California; Rogue Valley Manor Community Services, Inc., Medford, Oregon; 12 Rogue Valley Manor Community Housing Corporations located in Oregon and California; Rogue Valley Manor Foundation and Rogue Valley Manor Home Health Care Agency, both in Medford, Oregon. Mr. Becker began his career with Rogue Valley Manor on January 1, 1978. Mr. Becker holds a Bachelor of Science degree from the University of Oregon.

WILLIAM J. YOUNG. Mr. Young became a Director of the Company on March 1, 1997. Mr. Young is the Chairman of the Board, President and Chief Executive Officer of ARC Capital, a holding company with three wholly-owned subsidiaries operating in the machine vision industry. Mr. Young has been with ARC Capital since 1994. Prior to 1994, Mr. Young served with Volkswagen of America ("VOA") for 18 years, most recently as President and Chief Executive Officer. During his tenure as President and CEO of VOA, Mr. Young also served as President of V-Crest Systems, Inc. ("VCI"), a computer services company serving 1,200 auto dealer agencies, and Director of VCI, Inc., a $2 billion financial services company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors held four regular meetings during the year ended December 31, 1997. No director attended fewer than 75 percent of the meetings of the Board of Directors and committees thereof, if any, during the period that he was a member of the Board of Directors during 1997.

The Compensation Committee, consisting of Messrs. Becker and Young, both non-employee outside directors, and Mr. DeBoer, reviews and approves salaries for the executive officers, grants of stock options and other incentive compensation for employees of the Company. The Compensation Committee also administers the Company's 1996 Stock Incentive Plan and the Company's Employee Stock Purchase Plan. The Compensation Committee held four meetings during 1997.

The Audit Committee, consisting of Messrs. Becker and Young, both non-employee outside directors, and Mr. DeBoer, is responsible for recommending the selection of auditors for the Company and reviewing the results of the audit and other reports and services provided by the Company's independent auditors. The Audit Committee held one meeting during 1997.

The Board of Directors does not have a Nominating Committee. The entire Board serves this function.

COMPENSATION OF DIRECTORS
Those directors who are not employees of the Company are paid $12,000 per year and receive an additional $500 per meeting of the Board or a committee of the Board in excess of one meeting per month. Non-employee directors also are granted a stock option for 1,500 shares of Class A Common Stock under the Company's 1997 Non-Discretionary Stock Option Plan for Non-Employee Directors (the "Directors' Plan") on the January 2 following the date on which they first join the Board and on each January 2 thereafter. Stock options granted under the Directors' Plan have an exercise price equal to the average of the bid and asked price of the Class A Common Stock at the close of trading on the date of grant. Such options fully vest six months following the date of grant and expire 10 years following such date subject to earlier termination one year after the death or disability of the optionee or 90 days after the optionee ceases to be a director of the Company for any other reason. Directors of the Company who are employees do not receive any additional compensation for serving as a director. All directors are also reimbursed for out-of-pocket expenses which they may incur in connection with their attendance at Board or committee meetings.

                                PROPOSAL NO. 2
      APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1996 STOCK INCENTIVE PLAN

In April 1996, the Board and the Company's shareholders adopted the Company's 1996 Stock Incentive Plan (the "Plan"). The Plan provides for the granting of stock-based awards ("Awards") to executive officers (including those who are directors), to other employees and to non-employee consultants of the Company. Such Awards may take any form approved by the Board or by a committee designated by the Board, including stock options, stock bonuses, stock appreciation rights and restricted stock awards. Stock options granted under the Plan may be either options that qualify as "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Options"), or those that do not qualify as such "incentive stock options" ("Non-qualified Options").

In March 1998, the Company's Board of Directors approved an amendment to the Plan to increase the number of shares covered by the Plan by 415,000 to a total of 1,085,000 shares, subject to approval by the Company's shareholders. A more complete summary of the Plan is set forth in Appendix A.


                                PROPOSAL NO. 3
          APPROVAL OF THE COMPANY'S 1998 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors of the Company has approved the implementation of an Employee Stock Purchase Plan (the "Purchase Plan"), subject to shareholder approval, and has reserved a total of 250,000 shares of Class A Common Stock for issuance under the Purchase Plan. The Purchase Plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended, and will be administered by the Compensation Committee of the Board.

The Purchase Plan allows eligible employees to purchase shares of the Company's Class A Common Stock through payroll deductions, which may not exceed 15% of an employee's total pay. The price of shares purchased under the Purchase Plan will be at 85% of the lower of the fair market value of the Class A Common Stock at the beginning or at the end of each calendar quarter.

Employees of the Company and its subsidiaries are eligible to participate in the Purchase Plan after they have completed at least six months of continuous employment and work at least 20 hours per week. Mr. DeBoer, Mr. Heimann and Mr. Gray are not currently eligible to participate in the Purchase Plan since employees who control 5% or more of the total voting power of all classes of the Company's stock are not eligible. A more complete summary of the Purchase Plan is set forth in Appendix B.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 1998, certain information furnished to the Company with respect to ownership of the Company's Common Stock of (i) each Director, (ii) the Chief Executive Officer, (iii) the "Named Executive Officers" (as defined under "Executive Compensation") other than the Chief Executive Officer, (iv) all persons known by the Company to be beneficial owners of more than 5 percent of its Common Stock, and (v) all executive officers and Directors as a group.


                                                                            COMMON STOCK (A) (B)
                                                                     -----------------------------------
                                                                        NUMBER OF    PERCENT OF SHARES
SHAREHOLDER                                                               SHARES        OUTSTANDING
------------------------------------------                           -----------------------------------
Lithia Holding Company, LLC (C) (D)                      Class A             --               --
                                                         Class B      4,110,000              100%

Sidney B. DeBoer (C) (D) (E)                             Class A         69,227              2.3%
                                                         Class B      4,110,000              100%

J.P. Morgan & Co. Incorporated                           Class A        417,500             14.3%
  60 Wall Street                                         Class B             --               --
  New York, NY 10260 (F)

Wellington Management Company LLP (G)                    Class A        324,900             11.1%
  75 State Street                                        Class B             --               --
  Boston, Massachusetts  02109

The Capital Group Companies, Inc. (H)                    Class A        250,000              8.5%
  333 South Hope Street                                  Class B             --               --
  Los Angeles, CA  90071

Gardner Lewis Asset Management                           Class A        250,000              8.5%
  285 Wilmington West Chester Pike                       Class B             --               --
  Chadds Ford, PA 19317 (I)

Investment Advisers, Inc.                                Class A        167,400              5.7%
  3700 First Bank Place                                  Class B             --               --
  P.O. Box 357
  Minneapolis, MN 55440 (J)

M. L. Dick Heimann (D) (K)                               Class A         99,227              3.3%
Class B                                                       --             --

R. Bradford Gray (D) (L)                                 Class A         27,981                *
Class B                                                       --             --

Thomas Becker (M)                                        Class A          5,000                *
Class B                                                       --             --

William J. Young (N)                                     Class A          1,500                *
Class B                                                       --             --

All executive officers and directors as a                Class A        232,730              7.6%
group (6 persons) (O)                                    Class B      4,110,000              100%
-------------------------------------
 *Less than one percent

(A) Applicable percentage of ownership is based on 2,925,550 shares of Class A Common Stock outstanding and 4,110,000 shares of Class B Common Stock outstanding as of March 31, 1998 together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after March 31, 1998 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
(B) The Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to 10 votes per share and is convertible into Class A Common Stock on a share for share basis at the option of the holder thereof or under other certain circumstances.
(C) Such person can be reached c/o 360 E. Jackson Street, Medford, Oregon
    97501.
(D) Lithia Holding's members are Mr. DeBoer (53.6%), Mr. Heimann (34.9%), Mr. Gray (7.0%), DeBoer Insurance, L.L.C. (3.8%) and Sid and Karen DeBoer Foundation (0.7%). Mr. DeBoer, as the manager of Lithia Holding and pursuant to the terms of its operating agreement, has the sole voting and investment power with respect to all of the Class B Common Stock held. DeBoer Insurance, L.L.C. is owned by Mr. DeBoer's adult children.
(E) Class A holdings include 39,227 shares subject to options exercisable within 60 days of March 31, 1998.
(F) J. P. Morgan & Co. Incorporated ("J. P. Morgan") is the parent holding company of Morgan Guaranty Trust Company of New York, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and J. P. Morgan Investment Management, Inc. and J. P. Morgan Florida Federal Savings Bank, both of which are investment advisers registered under
    Section 203 of the Investment Advisers Act of 1940. Based on information filed with the Securities and Exchange Commission on February 13, 1998, J.P. Morgan has sole voting power with respect to 346,800 shares and sole dispositive power with respect to all 417,500 shares.
(G) The securities referred to herein are deemed to be beneficially owned by Wellington Management Company, LLP ("WMC") as a result of its capacity as investment adviser. Such securities are owned of record by clients of WMC. Based on information filed with the Securities and Exchange Commission on February 10, 1998, WMC has shared voting power with respect to 144,400 shares and shared dispositive power with respect to all 324,900 shares. WMC is the parent holding company of Wellington Trust Company, NA, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.
(H) The Capital Group Companies, Inc. ("CGC") is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported herein.
    The investment management companies, which include Capital Guardian Trust Company, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. Based on information filed with the Securities and Exchange Commission on February 10, 1998, CGC does not have investment power or voting power over any of the securities held, but may be deemed to beneficially own such securities by virtue of Rule 13d-3 under the Securities and Exchange Act. Capital Guardian Trust Company is the beneficial owner of 250,000 shares of Class A Common Stock of the Company as a result of its serving as the investment manager of various institutional accounts.
(I) Gardner Lewis Asset Management is an investment adviser registered under
    Section 203 of the Investment Advisers Act of 1940. Based on information filed with the Securities and Exchange Commission on February 13, 1998, Gardner Lewis Asset Management has sole voting and dispositive power with respect to all 250,000 shares.
(J) Investment Advisers, Inc. is an investment adviser registered under
    Section 203 of the Investment Advisers Act of 1940 and based on information filed with the Securities and Exchange Commission on March 10, 1998, it has sole voting and dispositive power with respect to 163,100 shares and shared voting and dispositive power with respect to 4,300 shares. The 167,400 shares are held by various custodian banks for various clients of Investment Advisers, Inc.
(K) Includes 69,227 shares subject to options exercisable within 60 days of March 31, 1998 and 5,000 shares held by Mr. Heimann's spouse.
(L) Includes 27,981 shares subject to options exercisable within 60 days of March 31, 1998.
(M) Includes 1,500 shares subject to options exercisable within 60 days of March 31, 1998.
(N) Includes 1,500 shares subject to options exercisable within 60 days of March 31, 1998.
(O) Includes 153,280 shares subject to options exercisable within 60 days of March 31, 1998 and 5,000 shares held by Mr. Heimann's spouse.


                              EXECUTIVE OFFICERS

The following table identifies the current executive officers of the Company, the positions they hold, and the year in which they began serving in their respective capacities. Officers of the Company are elected by the Board of Directors at the Annual Meeting to hold office until their successors are elected and qualified.


                                                                                        POSITION HELD
NAME                     AGE    CURRENT POSITION(S) WITH COMPANY                            SINCE
---------------------    ---    ---------------------------------------------------    ----------------
Sidney B. DeBoer         54     Chairman, Chief Executive Officer and Secretary               1968
M. L. Dick Heimann       54     President, Chief Operating Officer and Director               1970
R. Bradford Gray         46     Executive Vice President and Director                         1995
Brian R. Neill           44     Senior Vice President and Chief Financial Officer             1995

For information on the business background of Messrs. DeBoer, Heimann and Gray, see "Election of Directors" above.

BRIAN R. NEILL. Mr. Neill has served as the Chief Financial Officer of the Company since September 1995 and as Senior Vice President since 1997. Prior to joining the Company, he served as the Senior Vice President and Chief of Operations of Jackson County Federal Bank in Medford, Oregon from 1977 to 1991. Mr. Neill is a graduate of Northwest Christian College with a Bachelor of Science degree in Management.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table shows compensation paid to the Chief Executive Officer and each of the two other executive officers who had total compensation during 1997 exceeding $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE



                                                                                                Long Term
                                                                                              Compensation
                                                                      Annual Compensation        Awards
                                                                 -------------------------   ---------------
                                                                                               Securities
                                                                                               Underlying        All Other
Name and Principal Position                            Year         Salary       Bonus(A)      Options (#)     Compensation
-----------------------------------                  --------   ------------    ----------   ---------------   ------------
Sidney B. DeBoer                                       1997       $364,800         $4,689          3,636        $9,711(B)
  Chairman, Chief Execu-                               1996       $344,550         $1,500         68,500        $7,282(B)
  tive Officer and Secretary                           1995       $331,125         $1,500             --        $2,310(C)

M. L. Dick Heimann                                     1997       $273,000         $1,996          3,636        $7,262(D)
  President, Chief Operat-                             1996       $273,000         $1,500         68,500        $5,842(D)
  Ing Officer and Director                             1995       $277,125         $1,500             --        $2,310(C)

R. Bradford Gray                                       1997       $238,000         $3,898          2,909        $6,795(E)
  Executive Vice President                             1996       $196,000         $3,851         68,500        $6,426(E)
  And Director                                         1995       $189,060         $3,645             --        $5,935(F)
-----------------------------------

(A) Includes a "wellness bonus" of $1,500 in 1995 and 1996 and $1,000 in 1997 for each of the Named Executive Officers. All full-time employees are entitled to an annual "wellness bonus" equal to $150 per year in 1995 and 1996 and $120 per year in 1997 for each year of employment (maximum of $1,500 in 1995 and 1996 and $1,000 in 1997) for undergoing a physical and other health counseling.

(B) Consists of an automobile allowance of $7,501 and $4,907 and Company contributions to Mr. DeBoer's 401(k) account of $2,210 and $2,375 in 1997 and 1996, respectively.

(C) Consists of amounts contributed by the Company to the accounts of Mr. DeBoer and Mr. Heimann pursuant to the Company's 401(k) Plan.

(D) Consists of an automobile allowance of $5,052 and $3,467 and Company contributions to Mr. Heimann's 401(k) account of $2,210 and $2,375 in 1997 and 1996, respectively.

(E)  Consists of an automobile allowance.

(F) Includes $2,310, contributed by the Company to the account of Mr. Gray pursuant to the Company's 401(k) and Profit Sharing Plan and an automobile allowance of $3,625.

STOCK OPTIONS

In lieu of certain executive annual cash bonuses in 1997, the Company granted non-qualified stock options covering a total of 21,454 shares to certain employees of the Company exercisable at $1.00 per share. The following table contains information concerning the grant of stock options under the Company's 1996 Stock Incentive Plan (the "Plan") to the Named Executive Officers in 1997.


                       OPTION GRANTS IN LAST FISCAL YEAR




                                              Individual Grants (A)                            Potential
                         -------------------------------------------------------------      Realizable Value
                           Number of        % of Total                                     At Assumed Annual
                           Securities        Options                                       Rates of Stock Price
                           Underlying        Granted to                                      Appreciation for
                            Options         Employees in     Exercise      Expiration          Option Term (B)
Name                        Granted          Fiscal Year   Price ($/Sh.)      Date       -------------------------
----                        -------          -----------   -------------      ----             5%           10%
                                                                                               --           ---
Sidney B. DeBoer             3,636              8.2%          $1.00         12/31/05        $75,601       $111,327

M. L. Dick Heimann           3,636              8.2%          $1.00         12/31/05        $75,601       $111,327

R. Bradford Gray             2,909              6.5%          $1.00         12/31/05        $60,485        $89,068
-----------------------------------

(A) All options granted to the named executive officers in 1997 vest as to 20% on the date of grant and as to an additional 20% on each of the first through fourth anniversaries thereof and have a term of 8 years. The market value of the underlying securities on the date of grant was $14.75.

(B) These calculations are based on certain assumed annual rates of appreciation as prescribed by rules adopted by the Securities and Exchange Commission requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved, or may not be exceeded.

OPTION EXERCISES AND HOLDINGS

The following table provides information concerning the exercise of options during 1997 and unexercised options held as of the end of the fiscal year, with respect to the Named Executive Officers.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FISCAL YEAR-END OPTION VALUES


                                                                 Number of
                                                            Securities Underlying
                    Number of                                     Unexercised                          Value of Unexercised
                      Shares                                        Options                            In-The-Money Options
                     Acquired          Value                       At FY-End (#)                           At FY-End (A)
    Name           On Exercise       Realized              Exercisable      Unexercisable            Exercisable  Unexercisable
    ----           ------------      --------             ------------      -------------            -----------  -------------
Sidney B. DeBoer     30,000          $462,777                25,527             16,609                 $293,358      $196,533

M. L. Dick Heimann       --                --                55,527             16,609                 $636,136      $196,533

R. Bradford Gray         --                --                14,281             57,128                 $166,664      $674,709
-------------------------------

(A) Market value of the underlying securities at December 31, 1997 ($14.75 per share), minus exercise price of the unexercised options.


                    BOARD REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors consists of Messrs. Becker, Young and DeBoer. Messrs. Becker and Young are non-employee, outside directors and are responsible for establishing compensation of officers who also serve on the Board of Directors. The entire Board is responsible for reviewing and providing feedback on non-director executive officer compensation.

COMPENSATION PHILOSOPHY AND POLICIES

The Company's philosophy is to structure executive officer compensation so that it will attract, motivate and retain senior management by providing an opportunity for competitive compensation based on performance. Executive officer compensation includes competitive base salaries and long-term stock-based incentive opportunities in the form of options exercisable to purchase the Company's Class A Common Stock.

It is the policy of the Board that, to the extent possible, compensation will be structured so that it meets the "performance-based" criteria as defined by
Section 162(m) of the Internal Revenue Code of 1986, as amended and therefore is not subject to federal income tax deduction limitations.

BASE SALARIES

Base salaries for the Named Executive Officers were determined by the Board based on factors including, but not limited to, length of service, salaries for comparable positions within the industry and Company performance.

ANNUAL BONUS

During 1997, the Company provided a "wellness bonus" of $1,000 for each of the Named Executive Officers. At the discretion of the Board, all full-time employees are eligible for an annual "wellness bonus" equal to $120 per year for each year of employment (maximum of $1,000) for undergoing a physical and other health counseling.

401(K) PLAN

The Company maintains a 401(k) plan, which covers substantially all eligible full-time employees. Any Company contribution to the 401(k) plan is at the discretion of the Board of Directors. Messrs. DeBoer and Heimann each received a contribution of $2,210 and Mr. Gray received a contribution of $2,310 under this 401(k) plan during 1997.

STOCK OPTION AWARDS FOR 1997

The Company's 1996 Stock Incentive Plan provides for the issuance of incentive and/or nonqualified stock options to officers and employees of the Company to purchase shares of the Company's Class A Common Stock. See "Option Grants in Last Fiscal Year" table for a summary of options granted to the Named Executive Officers during 1997.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. DeBoer's 1997 base salary of $364,800, annual bonus of $4,689 and other compensation of $9,711 were determined in the same manner as the other executives as described above.

SUBMITTED BY:
Thomas Becker
William J. Young


                            INDEPENDENT ACCOUNTANTS

A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of the firm if such representative so desires, and will be available to respond to appropriate shareholder questions. KPMG Peat Marwick LLP was the Company's independent accountant for the year ended December 31, 1997.

                            STOCK PERFORMANCE GRAPH

The SEC requires that registrants include in their information statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis, assuming a $100 initial investment and reinvestment of dividends, of (a) the registrant, (b) a broad-based equity market index and
(c) an industry-specific index or a registrant-constructed peer group index. The broad-based market index used is the Nasdaq Stock Market U.S. Total Return Index and the peer group index used is composed of Cross Continent Auto Retailers, United Auto Group, Inc., Republic Industries, Inc., Sonic Automotive, Inc. and Group 1 Automotive, Inc., the only other publicly traded automobile dealerships in the United States as of December 31, 1997. The peer group index used utilizes the same methods of presentation and assumptions for the total return calculation as the Company and the Nasdaq U.S. Index. All companies in the peer group index are weighted in accordance with their market capitalizations.





                                 Annual Percentage Return
                                 Year Ended
                                 -------------------------
Company/Index                     12/31/96     12/31/97
-----------------------          ----------    -----------
Lithia Motors, Inc.               1.18          32.52
Nasdaq U.S. Index                (0.88)         23.80
Peer Group Index                  0.41         (26.58)

                                                     Indexed Returns
                                     Base            Year Ended
                                    Period           ---------------------
Company/Index                      12/18/96    12/31/96     12/31/97
---------------------------       ---------    ---------    --------
Lithia Motors, Inc.                 $100.00    $101.18       $134.09
Nasdaq U.S. Index                    100.00      99.12        122.71
Peer Group Index                     100.00     100.41         73.72

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEASE AND PURCHASE OF REAL ESTATE FROM LITHIA PROPERTIES

Several of the parcels of real property on which the Company's businesses are located are owned by Lithia Properties, the members of which are the Company (20%), Sidney B. DeBoer (35%), M. L. Dick Heimann (30%) and three of
Mr. DeBoer's children, who own 5% each. The Company and the affiliated entities paid an aggregate of $1.4 million in lease payments to Lithia Properties during the years ended December 31, 1997.

The Company and Lithia Properties have entered into lease agreements with respect to each facility, effective January 1, 1997. The leases have terms of 30 years and have aggregate annual lease payments of $1.75 million in 1998. The Company is also responsible for property taxes, insurance and maintenance expenses. The 1997 lease payments are determined by a formula which sets the monthly payment at 0.83% of the fair market value of the properties according to independent appraisals. Lease payments are paid monthly and are adjusted each year beginning January 1998 to an amount equal to any increase in the cost of living based on the Consumer Price Index entitled U.S. CITY AVERAGE - ALL ITEMS FOR ALL URBAN CONSUMERS (base year 1982-84 = 100) published by the Bureau of Labor Statistics of the U.S. Department of Labor.

Lithia Properties constructed a new body and paint shop for use by the Company, which was completed in April 1997. The Company purchased the facility and improvements together with a 5.3 acre parcel held for future development in Medford, Oregon, in 1997. The total purchase price for these properties was $2.7 million. Lithia Properties retained and after purchase of the facility, the Company continued to retain, Mark DeBoer Construction, Inc. as the general contractor for the project. Mark DeBoer, the owner of Mark DeBoer Construction, Inc., is the son of Sidney B. DeBoer and is one of the members of Lithia Properties. The general contractor fee was $128,000, an arrangement the Company believes is fair in comparison with fees negotiated with independent third parties.

The Company has generally chosen to lease its facilities in the past. It may continue this practice in the future and assign any rights it acquires to purchase real estate in connection with the acquisition of dealerships to Lithia Properties or others. No future transfers to or leases with Lithia Properties will be undertaken without the unanimous approval of the independent directors on the Company's Board of Directors and a determination by such independent directors that such transactions are the equivalent of a negotiated arm's-length transaction with a third party.

GUARANTEE OF LITHIA PROPERTIES INDEBTEDNESS; SHORT-TERM LOAN FROM LITHIA PROPERTIES
The Company has guaranteed and has committed to guarantee certain indebtedness of Lithia Properties incurred in connection with the purchase or refinancing of real property which secures mortgage loans. All of the properties securing these loans are occupied by the Company under long-term leases with Lithia Properties. The loans have a total outstanding principal balance of approximately $9.3 million with interest rates from 8.25% to 10.0% and remaining terms of from one to 11 years.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company's directors and executive officers and persons who own more than ten percent of the outstanding shares of the Company's Common Stock ("ten percent shareholders"), to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company or otherwise in its files and on written representations from its directors, executive officers and ten percent shareholders that no other reports were required, during the fiscal year ended December 31, 1997, the Company's officers, directors and ten percent shareholders complied with all applicable Section 16(a) filing requirements, except that Brian R. Neill, an Officer of the Company, filed one late report on Form 4 relating to one stock option exercise transaction.


                                OTHER BUSINESS

The Company knows of no other business to be conducted at the meeting.


                                   FORM 10-K

The Company will provide, without charge, on the written request of any beneficial owner of shares of the Company's Common Stock a copy of the Company's Annual report on Form 10-K as filed with the Securities and Exchange Commission for the Company's fiscal year ended December 31, 1997. Written requests should be mailed to the Secretary, Lithia Motors, Inc., 360
E. Jackson Street, Medford, Oregon 97501.


                         By Order of the Board of Directors:



                         SIDNEY B. DeBOER
                         CHAIRMAN, CHIEF EXECUTIVE
                         OFFICER AND SECRETARY
Dated:  April 16, 1998

                                                             APPENDIX A

                       1996 STOCK INCENTIVE PLAN SUMMARY

GENERAL

In April 1996, the Board and the Company's shareholders adopted the Company's 1996 Stock Incentive Plan (the "Plan"). The Plan provides for the granting of stock-based awards ("Awards") to executive officers (including those who are directors), to other employees and to non-employee consultants of the Company. Such Awards may take any form approved by the Board or by a committee designated by the Board, including stock options, stock bonuses, stock appreciation rights and restricted stock awards. Stock options granted under the Plan may be either options that qualify as "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("ISOs"), or those that do not qualify as such "incentive stock options" ("NQSOs"). The Plan, which permits up to 670,000 shares of the Company's Class A Common Stock to be issued, terminates on April 4, 2006. As of March 31, 1998, Incentive and Non-Qualified Options with respect to a total of 565,839 shares of Class A Common Stock were outstanding, and Options covering 50,550 shares of the Company's Class A Common Stock have been exercised. An additional 53,611 shares are available for issuance under the Plan. As of March 31, 1998, options with respect to 179,265 shares were exercisable. The Board has approved an amendment to the Plan to increase the number of shares under the Plan by 415,000 shares, subject to shareholder approval. At December 31, 1996, four officers of the Company and 34 other employees were eligible to participate in the Plan.

ADMINISTRATION

The Plan is administered by the Compensation Committee of the Board. Subject to the terms of the Plan, the Compensation Committee determines the persons to whom Awards are granted and the terms and the number of shares covered by each Award. The term of each option may not exceed ten years from the date the option is granted, or five years in the case of an incentive stock option granted to a holder of more than 10% of the fully-diluted capital stock of the Company. Options may become exercisable in whole at grant or in installments over time, as determined by the Committee.

TERMINATION

With respect to the stock options granted by the Company to date, such options generally expire when the optionee ceases to be affiliated with the Company. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee.

VESTING

Awards under the Plan generally vest over a five year period. The Plan provides, however, that any Award may contain, at the discretion of the Committee, a provision conditioning or accelerating the receipt of benefits pursuant to such Award upon the occurrence of specified events, including continued employment by the Company, a change in control, merger, dissolution or liquidation of the Company or the sale of substantially all of the Company's assets. The acceleration of vesting of Awards in the event of a merger or other similar event may be seen as an anti-takeover provision and may have the effect of discouraging a proposal for merger, a takeover attempt or other efforts to gain control of the Company.

MEANS OF EXERCISING OPTIONS

Under the terms of the stock options issued to date, payment upon the exercise of an option may be in cash, by check or by delivery of shares of Class A Common Stock with a "fair market value," as defined in the Plan, equal to the aggregate exercise price.

MINIMUM OPTION PRICE

The exercise prices of ISOs under the Program must equal or exceed the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of employees who holds 10% or more of the voting power of the Common Stock (a "10% Stockholder")).

DURATION OF OPTIONS

Subject to earlier termination of the option as a result of termination of employment, death or disability, each option granted under the Plan shall expire on the date specified by the Compensation Committee, but in no event more than (i) ten years and one day from the date of grant in the case of NQSOs, (ii) ten years from the date of grant in the case of ISOs generally, and (iii) five years from the date of grant in the case of ISOs granted to a 10% Stockholder. Awards generally terminate eight years from the date of grant.

FEDERAL TAX EFFECTS OF ISOS

The Company intends that ISOs granted under the Plan will qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. An optionee acquiring stock pursuant to an ISO receives favorable tax treatment in that the optionee does not recognize any taxable income at the time of the grant of the ISO or upon exercise. The tax treatment of the disposition of ISO stock depends upon whether the stock is disposed of within the holding period, which is the later of two years from the date the ISO is granted or one year from the date the ISO is exercised. If the optionee disposes of ISO stock after completion of the holding period, the optionee will recognize as capital gains income the difference between the amount received in such disposition and the basis in the ISO stock, i.e. the option's exercise price. If the optionee disposes of ISO stock before the holding period expires, it is considered a disqualifying disposition and the optionee must recognize the gain on the disposition as ordinary income in the year of the disqualifying disposition. Generally, the gain is equal to the difference between the option's exercise price and the stock's fair market value at the time the option is exercised and sold (the "bargain purchase element"). While the exercise of an ISO does not result in taxable income, there are implications with regard to the alternative minimum tax ("AMT"). When calculating income for AMT purposes, the favorable tax treatment granted ISOs is disregarded and the bargain purchase element of the ISO will be considered as part of AMT income. Just as the optionee does not recognize any taxable income on the grant or exercise of an ISO, the Company is not entitled to a deduction on the grant or exercise of an ISO. Upon a disqualifying disposition of ISO stock, the Company may deduct from taxable income in the year of the disqualifying disposition an amount generally equal to the amount that the optionee recognizes as ordinary income due to the disqualifying disposition.

FEDERAL TAX EFFECTS OF NQSOS

If an option does not meet the statutory requirements of Section 422 of the Internal Revenue Code and therefore does not qualify as an ISO, the difference, if any, between the option's exercise price and the fair market value of the stock on the date the option is exercised is considered compensation and is taxable as ordinary income to the optionee in the year the option is exercised, and is deductible by the Company for federal income tax purposes in such year. Although an optionee will generally realize ordinary income at the time the NQSO is exercised, if the stock issued upon exercise of the option is considered subject to a "substantial risk of forfeiture" and no "Section 83 Election" has been filed, then the optionee is not taxed when the option is exercised, but rather when the forfeiture restriction lapses. At that time, the optionee will realize ordinary income in an amount equal to the difference between the option's exercise price and the fair market value of the stock on the date the forfeiture restriction lapses.

The foregoing summary of federal income tax consequences of stock options does not purport to be complete, nor does it discuss the provisions of the income tax laws of any state or foreign country in which the optionee resides.

                               NEW PLAN BENEFITS
                                   1996 PLAN

The following options have been granted under the Company's 1996 Plan through March 31, 1998:


                       Name and Position                                   Number of Units (A)
                       -----------------                                   -------------------
Sidney B. DeBoer, Chairman, Chief Executive Officer and Secretary                  12,000
M. L. Dick Heimann, President, Chief Operating Officer and Director                12,000
R. Bradford Gray, Executive Vice President                                          8,000
Brian R. Neill, Senior Vice President and Chief Financial Officer                   4,000
Thomas Becker, Director                                                                --
William J. Young, Director                                                             --
All Current Executive Officers as a Group (4 people)                               36,000
All Non-Executive Officer Directors as a Group (2 people)                              --
All Non-Executive Officer Employees as a Group (996 people)                        99,850
-----------------------------------

(A) Such options were granted at an exercise price per share that is equal to the fair market value of the Company's Class A Common Stock on the date of grant. The average per share exercise price of all option grants included in the above table is $15.38. Options granted vest over two to five-year periods and expire five to eight years from the date of grant. Option grants under the 1996 Plan are discretionary and therefore, grants for the remainder of 1998 or thereafter cannot be determined. The fair market value of the Company's Common Stock, as reported by the Nasdaq National Market System, on March 31, 1998 was $16.75.

                                                                   APPENDIX B

                       1998 EMPLOYEE STOCK PURCHASE PLAN
GENERAL

The Board has approved the implementation of an Employee Stock Purchase Plan (the "Purchase Plan") subject to shareholder approval and has reserved a total of 250,000 shares of Class A Common Stock for issuance under the Purchase Plan.

ADMINISTRATION

The Purchase Plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended, and will be administered by the Compensation Committee of the Board.

ELIGIBILITY

Employees of the Company and its subsidiaries are eligible to participate in the Purchase Plan after they have completed at least six months of continuous employment and work at least 20 hours per week. Mr. DeBoer, Mr. Heimann and Mr. Gray are not currently eligible to participate in the Purchase Plan since employees who control 5% or more of the total voting power of all classes of the Company's stock are not eligible. Employees may end their participation in the Purchase Plan at any time during the calendar quarter and their participation ends automatically on the termination of their employment.

OPTION PRICE

The Purchase Plan allows eligible employees to purchase shares of the Company's Class A Common Stock through payroll deductions, which may not exceed 15% of an employee's total pay. The price of shares purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Class A Common Stock at the beginning or at the end of each calendar quarter.

AMENDMENT OF THE PURCHASE PLAN

The Board may amend or terminate the Purchase Plan at any time but may not increase the number of shares covered by the Purchase Plan, amend the eligibility requirements or permit members of the Compensation Committee to participate in the Purchase Plan, without subsequent shareholder approval.

TERM OF PURCHASE PLAN

The Purchase Plan will terminate on December 31, 2007.

FEDERAL TAX EFFECTS

A participant acquiring stock pursuant to a qualified employee stock purchase plan receives favorable tax treatment in that the participant does not recognize any taxable income at the time of the grant of the option to purchase or upon exercise of such option to purchase. The tax treatment of the disposition of the stock depends upon whether the stock is disposed of within the holding period, which is two years from the date of grant. If the participant disposes of the stock after completion of the holding period, the lesser of (a) the sales price less the purchase price, or (b) 15 percent of the market value of the shares on the first day of the offering period, is taxable as ordinary income, and any further profit is taxable as long-term capital gain. Any loss is treated as a capital loss. If the participant disposes of the stock before the holding period expires (disqualifying disposition), the difference between the price paid by the employee and the market value of the shares at the date of purchase is taxable as ordinary income, and the difference between the amount received by the employee on the disposition of the shares and the market value of the shares at the date of purchase is treated as a capital gain or loss. Upon a disqualifying disposition of the stock, the Company may deduct from taxable income in the year of the disqualifying disposition an amount equal to the difference between the price paid by the employee and the market value of the shares at the date of purchase.

                               NEW PLAN BENEFITS
                       1998 EMPLOYEE STOCK PURCHASE PLAN

Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate. As of the date of this information statement, no options to purchase shares of the Company's Class A Common Stock have been granted under the 1998 Employee Stock Purchase Plan.

                                      B-2